Exhibit 99.7

CONSENT OF PROSPECTIVE DIRECTOR

In accordance with Rule 438 promulgated under the Securities Act of 1933, as amended, I hereby consent to my being named in this Amendment No. 1 to the Registration Statement on Form S-4, to which this consent is an exhibit, filed by First Citizens BancShares, Inc. (the “Registrant”) with the Securities and Exchange Commission, and all amendments (including post-effective amendments) thereto (the “Registration Statement”) and any prospectus and/or proxy statement contained therein and any amendment or supplement thereto, as a person who is to become a director of the Registrant upon consummation of the Merger (as such term is defined in the Agreement and Plan of Merger, dated as of October 15, 2020, by and among the Registrant, First-Citizens Bank & Trust Company, FC Merger Subsidiary IX, Inc. and CIT Group Inc.), and to the filing of this consent as an exhibit to the Registration Statement.

Date:	December 21, 2020

By:	/s/ John R. Ryan
Name:	John R. Ryan